Exhibit 99.10

Joint Filing Agreement

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13D, as amended, with respect to the Class A Common Stock, par value $0.0001 per share, of Archer Aviation Inc., and any additional amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed, either manually or electronically, in one or more counterparts.

Dated: June 28, 2022	/s/ Adam Goldstein
Adam Goldstein

Dated: June 28, 2022	CAPRI GROWTH LLC

	By:	/s/ Adam Goldstein
Adam Goldstein, Managing Member